W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY ANNOUNCES DIRECTOR RETIREMENT

Greenville, WI, June 14, 2007-School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today announced that Leo C. McKenna, 73, has retired from the corporation's Board of Directors, effective June 12.

Mr. McKenna, a financial consultant, has served on the School Specialty Board of Directors since 1998. He was non-executive Chairman of School Specialty from September 2002 to February 2006. "We are very grateful to Leo for his years of dedicated service to School Specialty," said Chairman of the Board Terry L. Lay. "He ably guided us with his wisdom and good judgment through nearly a decade of strong growth and our transformation from being a company known as a distributor of educational supplies, to our current position as a full-service provider of classroom basics, curriculum materials and supplemental learning resources. We thank him for his contributions and wish him all the best in retirement."

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit http://www.schoolspecialty.com.

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